EXHIBIT 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BY-LAWS

OF

KORU MEDICAL SYSTEMS, INC.

This Amendment No. 1 (this “Amendment”) to the Amended and Restated By-laws of KORU Medical Systems, Inc. effective February 5, 2026 (the “By-laws”) is made as of August 13, 2026 in accordance with Section 8.02 of the By-laws. Capitalized terms used herein and not otherwise herein defined are used as defined in the By-laws.

1.   Section 3.05 of the By-laws is hereby amended to read in its entirety as follows:

3.05     Removal. Unless the Certificate of Incorporation provides for cumulative voting or the election of one or more directors by class or their election by holders of bonds, or requires all action by shareholders to be by a greater vote, any one or more of the directors may be removed, with or without cause, at any time, by vote of the shareholders holding a majority of the outstanding shares entitled to vote at any special meeting of the shareholders. A vacancy or vacancies occurring from such removal may be filled at the special meeting of shareholders or at a regular or special meeting of the Board of Directors.